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Set forth below is a transcript of remarks given at Laidlaw International, Inc.’s annual meeting of stockholders on February 9, 2007.
LI — Laidlaw International, Inc. Shareholders Meeting
Event Date/Time: Feb. 09. 2007 / 12:00PM ET

FINAL TRANSCRIPT
Feb. 09. 2007 / 12:00PM, LI — Laidlaw International, Inc. Shareholders Meeting
CORPORATE PARTICIPANTS
Peter Stangl
Laidlaw International, Inc. — Chairman
Beth Corvino
Laidlaw International, Inc. — Executive Vice President and General Counsel
Kevin Benson
Laidlaw International, Inc. — CEO
CONFERENCE CALL PARTICIPANTS
Louis Malizia
International Brotherhood of Teamsters — Assistant Director
Vicky Mueller
- Driver
Nicholas Zomich
- Development Group
Noah Orin
- International Brotherhood of Teamsters
PRESENTATION
Editor
[The initial portion of the replay audio is incomplete due to a technical difficulty. The following script is not a verbatim representation of this missing audio portion and has been provided by the Company]

Peter Stangl - Laidlaw International, Inc. — Chairman
Good morning, ladies and gentlemen. It is now 11:00 a.m. and I would like to call the meeting to order. I am Peter Stangl, Chairman of the Board of Directors of Laidlaw International, and it is my pleasure to welcome you to the Fourth Annual Meeting of Stockholders. This annual meeting is held as directed under the bylaws of Laidlaw. Written notice was sent previously to all stockholders of record as of December 14, 2006. When you checked in, you should have received a program with an agenda for the meeting. In addition to the formal portion of the meeting to elect the directors, Kevin Benson will provide a presentation on the company and its operations and entertain questions. And with that, let me begin. At this time, I would like to introduce the other members of our Board of Directors who are present today. Will each of you please stand when I call your name? Kevin Benson, John Chlebowski, James Dickerson, Lawrence Nagin, Richard Randazzo and Maria Sastre. Thank you, you may be seated. Let me also name our officials for today’s meeting. Beth Corvino, our General Counsel and Corporate Secretary, will serve as Secretary for this meeting. As stated on the proxy card, Kevin Benson and I, Peter Stangl, will act as proxy agents. If you have returned your proxy card, they will vote your shares as you indicated on the proxy card. And Glenn Wittenberg from ADP will serve as the inspector of election. Finally, I would also like to introduce our independent auditors. Kevin Maguire is here today. Kevin serves as the quality review partner from PricewaterhouseCoopers, Laidlaw’s independent auditors. Madam Secretary, will you please confirm the affidavit of distribution of the notice of the annual meeting, the proxy statement and form of proxy, and the 2006 Annual Report?

Beth Corvino - Laidlaw International, Inc. — Executive Vice President and General Counsel
Thank you, Mr. Chairman. I have before me the affidavit of Candy Glass, a manager of ADP Investor Communication Services of Edgewood, New York. Ms. Glass has certified that ADP distributed to stockholders of record at the close of business on December

FINAL TRANSCRIPT
Feb. 09. 2007 / 12:00PM, LI — Laidlaw International, Inc. Shareholders Meeting
14, 2006, the notice of meeting, together with the proxy statement and the proxy card, and the 2006 Annual Report. She further certified that ADP commenced mailing to stockholders on December 29, 2006. There are copies of the Annual Report available on the table at the entrance to this room if you wish to take one when you leave. We delivered to the Inspector of Election the list of holders of record of the common stock of the company as of December 14, 2006. The Board of Directors established Decembers 14, 2006 as the record date for entitlement to receive notice of and vote at this meeting. This stockholder list has been available for inspection at the offices of the company, and is also available on the table at the entrance to this room for any stockholder wishing to inspect it. The Inspector of Election has been sworn in, and I have his oath of office. He has informed me that a quorum, at least 51% of outstanding shareholders, are present in person or by proxy at this meeting.

Peter Stangl - Laidlaw International, Inc. — Chairman
Madam Secretary, will you please incorporate into the minutes of this meeting, the affidavit together with the attachments included in the mailing, and the list of stockholders? Let’s turn to the items being presented to the stockholders for a vote at this meeting. Many of the stockholders mailed or otherwise delivered their completed proxy cards and therefore intend to have their shares voted by the proxies at this meeting. Are there any additional proxy cards to be delivered at this time? If so, someone will come down the aisle to pick up these proxy cards. Does anyone present desire to vote in person? If anyone wants to vote now in person, or change a vote previously made by proxy, please raise your hand and keep your hand raised until you receive a ballot. Someone will come down the aisle with the ballots for you to complete. These ballots will be collected shortly. The first matter to come before the meeting today is the nomination of candidates for election as directors. The company’s Board of Directors is classified into three classes with respect to the time for which each director holds office. Each class of directors holds office for three years. At this meeting, we will be electing three Class I Directors for a term expiring at the 2010 Annual Meeting of Stockholders. The Board of Directors of the corporation has recommended John F. Chlebowski, James H. Dickerson, Jr. And Maria A. Sastre to serve as Class I Directors for three-year terms expiring at the 2010 Annual Meeting of Stockholders, and until their successors are duly elected and qualified. Are there any questions or comments on the election of directors? I must remind you that Section 13 of the bylaws specifies certain procedures that must be followed in connection with nominations of Directors by Stockholders. A nomination and certain other information must have been submitted as provided by the bylaws to the Secretary of the Corporation no later than November 19, 2006, the tenth calendar day following the day on which public disclosure of the Annual Meeting was made, in order to permit a Stockholder to make a nomination from the floor at this annual meeting. These procedures have not been followed with respect to this nomination, and accordingly, your nomination will not be put up for a vote. The second matter to come before the meeting today is the ratification of the appointment of PricewaterhouseCoopers LLP as the corporation’s independent registered public accounting firm for fiscal year 2007. The Board of Directors of the corporation has recommended a vote for the ratification of PricewaterhouseCoopers LLP as the corporation’s independent registered public accounting firm for fiscal year 2007.
With no other items of business to come before us today, I will move to conclude the voting. Will any stockholder who has not previously turned in his proxy card of ballot deliver it to me in structure of election at this time? Okay. The polls are now closed — it’s kind of fun to say that, the polls are now closed. And the Inspector will tabulate the votes in favor of the two proposals before the stockholders of the corporation today.
Can I have the results? Okay. We have the — we now have the results of the voting. And Ms. Corvino, would you please announce the results of the vote?

Beth Corvino - Laidlaw International, Inc. — Executive Vice President and General Counsel
I have the report of the Inspector of Election on the votes cast. There were 93.78% shares of common stock represented at this meeting in person or by proxy. With respect to the election of directors, each of the three nominees for director recommended by the Board of Directors received at least 99.68% of the vote, or a plurality of the votes of shares present or represented by proxy. And each of the nominees has hereby been elected as the director of this company.

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Feb. 09. 2007 / 12:00PM, LI — Laidlaw International, Inc. Shareholders Meeting
With respect to the ratification of the corporation’s independent registered accounting firm for fiscal 2007, 99.6% of the corporation’s common shares present at this meeting voted in favor of ratification of PricewaterhouseCoopers as the company’s independent registered public accounting firm for fiscal 2007.

Peter Stangl - Laidlaw International, Inc. — Chairman
Thank you. Congratulations to my colleagues. The report of the inspector will be affixed to the minutes of this meeting. I would now like to announce the election of John Chlebowski, James Dickerson, and Maria Sastre as duly elected directors of the corporation, to serve for a three-year term expiring at the 2010 annual meeting of stockholders, and until their respective successors have been elected and qualified, as well as announce the ratification of PricewaterhouseCoopers as the corporation’s independent registered accounting firm for fiscal 2007. Final vote will be available from the Inspector of Elections after the meeting.
That concludes the business portion of this meeting. And I will now entertain a motion to adjourn. We have a motion to adjourn. Thank you. We have a second. If you are in favor of the motion to adjourn, please say aye. If opposed, no. Aye? Thank you. Ayes have it. Formal portion of the 2006 annual meeting of Laidlaw International is hereby adjourned. Before you get up from your seats, Kevin Benson, our CEO, would like to share a presentation with you about the company. And afterwards, he will take any of your questions. Kevin, please. Sure.

Kevin Benson - Laidlaw International, Inc. — CEO
[Inaudible-microphone inaccessible] forward-looking statements [inaudible]. This morning, I hope [to take] some of the highlights of the past year, give you a sense [inaudible].
How’s that? Sounds better? He won’t [get] the fact I did call him Mr. Chairman. Before I get into my comments, I would like to introduce a number of my colleagues who were here this morning. And as I do so, I’ll ask them to stand briefly and just introduce themselves to you. From the parents company is Beth Corvino, our Executive Vice President and General Counsel, and Mary Jordan, our Executive Vice President of Human Relations and Communications, Jeff Sanders, our Chief Financial Officer, Jeff McDougle, our Treasurer.
And then from the operating companies, our three CEOs, Doug Carty, who heads up our School Bus Operations, Steve Gorman — we’ve [known] Steve from before — runs the Greyhound Operation, and Gil West, new to us, first annual meeting of Gil’s here, now heads up our Transit Operation.
Our School Bus and Transit Operations are headquartered in Naperville. And having the meeting here this morning has meant a number of our employees are able to join us. I had a special welcome to them as representatives of the people who truly help the rubber meet the road. And that pun is intended.
Now, this is the fourth shareholder meeting of Laidlaw International. And it marks the end I think of another significant year for the company, one during which our priority has remained unchanged, strengthening Laidlaw to a focus on operational excellence. Today, Laidlaw is the largest school bus and intercity bus company in North America. We enjoy a predictable and constant revenue mix with 55% of our revenue flowing from contractual arrangements mostly three years or longer.
An increased focus on cost controls and margin improvements has enabled us to absorb large increases in fuel costs while still showing improved earnings. As a result, despite fuel increasing by more than 25% year-over-year, our EBITDA grew by 12% in 2006. Operating income grew by more than 50%, and interest expense was reduced by two-thirds. Throughout, we have continued to enjoy an excellent reputation for customer service while never losing sight of our obligations to develop and deliver shareholder value.

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Feb. 09. 2007 / 12:00PM, LI — Laidlaw International, Inc. Shareholders Meeting
With that in mind, we recapitalized our balance during the year and used the proceeds of the new $500 [billion] facility, as well as our own excess cash, to purchase and cancel some 21% of our shares. We also paid out approximately $60 million in dividends, and recently raised our quarterly dividends between $0.15 to $0.17 a share. And I believe the market has recognized and rewarded our effort through this period, as our stock price has risen from $7.00 in June 2003, to over $29 at the end of January this year.
Our challenge, of course, is to insure that this growth continues, despite increased competition for all our businesses and the financial pressures of many of our customers. And we’re taking steps in each sector to optimize our chances of doing that. The daily transportation of more than 2 million students is our biggest operation and one that offers exciting growth potential.
Although we are the largest single operator by a fair margin, we still enjoy a relatively small share of the overall market. With more than 500,000 school buses in the road daily in North America, our 40,000 buses offer an excellent platform for growth, as long as we can provide our enviable safety and services standards at a competitive price.
This is a very fragmented industry with many of our competitors enjoying a very much lower overhead cost than companies like Laidlaw. Over the past year, we continued our up or out policy when margins did not adequately compensate for operational risks. But at the same time, we’ve aggressively pursued ways of growing revenue by improving our overall competitiveness. In an industry such as ours that sees our service as a commodity, price is king. And so, our attention has been on finding ways to increase utilization of our assets, reduce costs, and improve customer service, all without increasing prices.
We believe that the increased use of technology is the basis for these improvements, and have invested heavily in a number of areas with this objective. Our greatest asset and the ones that most competitors are most challenged to duplicate, are our frontline employees. During the year, we invested in systems that will help us identify, attract, train, remunerate, and most important retrain the more than 43,000 men and women that are Laidlaw frontline.
For many years, our industry has accepted a 20% turnover rate in this key group as normal. We believe that the benefits of retaining experienced drivers have not been properly valued, that this group offers significant advantages in terms of customer service, reliability, and reduced insurance cost. Our retention is our way to better understand and address the employee dynamics of our different markets, with the objective of substantially reducing our employee turnover rate.
We’re also investing in technology, in systems that will allow us improved control over our other major asset group, school buses. A new vehicle management system has been identified — pardon — maintenance system has been identified, tested, and is now being rolled out across our 384 maintenance shops in North America. This system will greatly enhance scheduling, mechanic efficiency, and document retention. It will also provide detailed data in regard to individual bus performance, including warranty plans, allowing us to replace buses on cost rather than a straight age basis.
A new branch operating system is also in testing. This is designed to offer critical operating information in real time to branch managers. It will also allow us to offer increased customer service at little or no additional cost. We then focus on the design and the quality of the bus itself. Our research showed us that although buses typically had a useful life of ten to 12 years, in many cases, the mechanical running gear of these buses being scraped was in good working order.
It was the body or the floor of the bus that had reached its useful life. Our work with a major manufacturer established that improving the quality of these components, would extend the life of the bus to 15 years or less than 25% without a comparable increase in cost. As a result, our first 15-year life buses rolled off the production line in August last year and are now in service.
A year ago, I told you we were looking at the challenges and opportunities of improving all aspects of our business through the use of enhanced technology, systems, and procedures. Today, I can tell you we are advanced in their development and implementation. Once implemented across our company, it is our intention to offer them to the industry as a whole.

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Feb. 09. 2007 / 12:00PM, LI — Laidlaw International, Inc. Shareholders Meeting
Excited as we are about the potential advantages, savings, and revenue opportunities flowing from these investments, they are not without cost. During 2007 alone, we will spend $27 million on these — pardon — $22 million on these and other special projects all in School Bus, of which about half will be expense. The second major arm of Laidlaw is Greyhound, which while junior to School Bus in terms of EBITDA, is clearly number one in terms of profile. This company has truly reinvented itself over the past three years, and the results speak for themselves.
Every aspect of their operation has been changed under the [mantel] of rejuvenate the brand. The network itself was revised to eliminate unprofitable routes and reduce travel time. Terminals were overhauled, for many the first time in many years. Improved training for all employees enhanced customer service skills. And a new uniform added to the professional image. Buses were refurbished to improve rider comfort. Improved reservation systems offered internet access and pricing options not previously available.
Our relationships with celebrities, and drawing a high profile among our target audience helped refresh the market’s view of the brand. The ultimate test of all these changes came in the crucial Northeast U.S. market, and we were pleased with the results as we implemented them in those markets during the year. A few years ago, the question of Greyhound was, will we survive? This past year it’s been, what’s next? And the answer was the Hispanic market, both in the U.S. and Mexico.
We’ve been involved in the periphery of these markets for some years, but the company has now completed an extensive market research and consumer interview process, as the basis for a more extensive growth proposal. Impending immigration reform could have an enormous impact on this market, and we intend to be prepared to fully share in growth. Greyhound is on the move, and we hope you’ll join us for the ride.
Our Transit Operations are the smallest sector of our business, and one that tends to get largely overlooked with many, including some of our shareholders. But we operate in a huge, multifaceted, and highly competitive industry, encompassing a number of quite diverse activities, from city buses, to intracampus and airport services, to individual para-transports. With the number of federal grants and funding programs available to municipalities to support these services, it’s not surprising that they usually own the vehicles providing the service. This means few barriers to entry with price and service reputation being the key factors in winning contracts.
With this in mind, our priority over the past year has been on building our operational management, and improving our skills to better evaluate the risk and return profile of individual bids. These changes have improved our success at the bid table, and new wins have now offset the revenue lost from a major contract which expired last year. We face the reality, though, that the complexities of this industry require an overhead structure that severely erodes operating contributions.
Our challenge is to use our enhanced resources to significantly grow the revenue base of the company, without damaging what are already tight margins. We recently made management changes in this company and have a new CEO in place to help us achieve our objective, quite comfortable he won’t let us down.
Not withstanding the initiatives discussed above, we’ve always been open to opportunities to significantly expand our operations. We routinely met with others in the industry to insure they understood the strength of our balance sheet and our interest in growing our businesses. Over the past three years, we met with representatives of FirstGroup from time to time. Discussion was general in nature, but established that we were each interested in developing processes and technologies to fundamentally improve the economics of our industry.
More important, they established that we shared the same high priority on employee development and customer service. In April and September last year, FirstGroup approached us expressing interest in acquiring Laidlaw. On both occasions, discussions ended quite quickly as it became clear there were significant differences in our perceptions of Laidlaw’s value. In mid-December, FirstGroup made another approach to Laidlaw, this time through our respective investment bankers. This approach led to new discussions and the agreement that we announced this morning.

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Feb. 09. 2007 / 12:00PM, LI — Laidlaw International, Inc. Shareholders Meeting
While our focus is clearly on delivering value to Laidlaw shareholders, we believe that this provides excellent value to both groups of shareholders, as well as good growth opportunities for employees. It brings together two companies with the reputation for customer service, and provides an excellent base from which to continue the many initiatives we have underway.
Excited as we are about the merits of this deal, we appreciate there are a number of regulatory approvals to be obtained before transaction can be consummated. And there’s always a risk that it may never be. Accordingly, until closing has actually occurred, we will continue to run Laidlaw as we always have with the view to optimizing shareholder value and being the competitor FirstGroup most respects.
As I look back on the past four years and the events that have made today’s transaction possible, I have only the highest regard for the commitment and professionalism of our more than 60,000 employees. Five years ago, Laidlaw did not look like a great place to work. Bankruptcy at the parent, operational challenges at Greyhound, and creditor pressures had seen many lose interest in the company. Far from losing heart, our employees responded to the challenges and leadership of new management and [can] take credit for the strength the company shows today.
On behalf of all the shareholders, I thank them for helping to reestablish Laidlaw as a great company to invest in. Ladies and gentlemen, I want to thank you for your time. And now I intend to open up the floor for questions. Before I do so, I might stress that until we issue our proxy with more information on the transaction with FirstGroup, we are legally prevented from commenting on it in any detail. So you may hear our legal advisor stepping in before I get a chance to answer your questions. With that, Mr. Chairman, thank you, and I’ll open the floor up.
We need someone to lead off with the first question.

QUESTIONS AND ANSWERS
Unidentified Speaker
We’re recording, so let me—

Kevin Benson - Laidlaw International, Inc. — CEO
Sure. Please state who you are, if you will, and your shareholding, if you’ll tell us.

Louis Malizia - International Brotherhood of Teamsters — Assistant Director
Good morning. My name is Louis Malizia. I’m Assistant Director of the International Brotherhood of Teamsters Capital Strategies Department, and a corporate governance and proxy voting advisor, to our nearly $1 billion of assets that our combined at Taft-Hartley benefit funds hold and institutional shareholders of Laidlaw International, as well as the trade union representing nearly 7,000 workers throughout the Laidlaw International system.
And first off, with the news of the impending merger, I don’t know if this is too specific and detailed a question to ask, but do we have a process in line where shareholders will be able to vote on the potential transaction?

Kevin Benson - Laidlaw International, Inc. — CEO
The answer is absolutely.

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Feb. 09. 2007 / 12:00PM, LI — Laidlaw International, Inc. Shareholders Meeting

Louis Malizia - International Brotherhood of Teamsters — Assistant Director
And is that — will that be a scheduled special meeting?

Kevin Benson - Laidlaw International, Inc. — CEO
I’m going to ask General Counsel to give you the specific. But the simple answer is the shareholders own the company. What we do depends on what they say. They absolutely will be voting.

Beth Corvino - Laidlaw International, Inc. — Executive Vice President and General Counsel
[Inaudible] A definitive proxy statement will be [inaudible] setting forth the record date and the notice [of meeting] for shareholders to vote.

Louis Malizia - International Brotherhood of Teamsters — Assistant Director
Thank you.

Kevin Benson - Laidlaw International, Inc. — CEO
Thank you, very much. Thanks for coming this morning. I’m sure we have many of your members here.

Unidentified Audience Member
Hi, I’m [inaudible]. I’m a member of the Teamsters Union. I also represent Laidlaw workers down in New Orleans, LA, where I don’t know if the shareholders know, we have just won to become unionize at [241 to 16]. And we are concerned about the merger here. How would that affect us in the merger? We also have a — want to know are you, President Benson, your [intent for] employee contract with [inaudible]. We’d like to know the company — your two-year contract, why is it so hard for us to get a contract in New Orleans?
We have no benefits at all, no health benefits, no leave, no grievance. We have anything that pertained — they have promised us things that we have not received. So we’d like to know what effect would this have. We go to work. We have children throwing stuff at us. We have — don’t have no kind of health insurance. We don’t come to work, we don’t get paid. So you have a benefit. You have a contract. What is the process of you all giving us the contract here? And how fast will we be able to get our contract?

Kevin Benson - Laidlaw International, Inc. — CEO
That’s a lot of questions. Let me try and answer them. First of all, welcome. And for those of you that don’t know, please be comfortable. For those of you that don’t know, New Orleans is a very fast growing area. We have become very active in the area. And we’re delighted to be there.
As for — and I’ll deal with compensation very quickly. If you’re referring back to the teamster memo that went out, it was inaccurate in this detail. We’d be happy to give you more accurate information as it pertains to the contracts of executives. In the end, you and I are paid exactly the same. You may not want to hear this, but it’s market. When I was approached four years ago, this company was bankrupt.

FINAL TRANSCRIPT
Feb. 09. 2007 / 12:00PM, LI — Laidlaw International, Inc. Shareholders Meeting
I was asked by the shareholders to leave the job I had, leave the position I had, move my family to somewhere else, move the company, and have a chance to kind of turn it around. I was unwilling as maybe you would be — I don’t know — to move across countries, across continents without some sense of what is it, and how long will I be there. I serve at the pleasure of the board that contracts — all [the contract] does in underpin that.
In terms of our relationships with you, I think I’d step back and say we have tried very hard, and we increasingly have put a focus on employee satisfaction, employee communication, employee involvement. Are we as far as we want to be? No. Mary Jordan joined us in July last year, and I think has made a huge difference already. We are focusing very much on how do we identify the employees that want to be with the company, identify the requirements of those employees, and then to the best of our ability to meet them.
In the end, every bid we put in that effects every one of you in the frontline is a competitive bid. And we can offer anything we like. If our bid’s not competitive, we won’t win, and our employees won’t be driving. That’s the simple answer, simple competitive answer of the environment that we’re in.
Did I answer all your questions? You asked a lot. I don’t want to miss any.

Unidentified Audience Member
Yes.

Kevin Benson - Laidlaw International, Inc. — CEO
Welcome to the meeting. And thank you for joining us.

Unidentified Speaker
Do we have any other questions?

Kevin Benson - Laidlaw International, Inc. — CEO
And I would say I think we have great relationships with all our employees, whether they are organized or not. And I hope that will continue.

Vicky Mueller - — Driver
Good morning.

Kevin Benson - Laidlaw International, Inc. — CEO
Hi.

Vicky Mueller - — Driver
My name’s [Vicky Mueller]. I’ve been a school bus driver for 25 years.

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Feb. 09. 2007 / 12:00PM, LI — Laidlaw International, Inc. Shareholders Meeting
Kevin Benson - Laidlaw International, Inc. — CEO
Welcome.

Vicky Mueller - — Driver
Thank you. Over the years, I’ve seen this business go from just farmers who weren’t — didn’t have anything to do in the winter to driving, to mothers who just wanted just a side job, to being an actual profession. Everyday, the state adds more requirements to drivers, more responsibilities. If something happens, we’re the scapegoat. We’re the one who has to take responsibility.
I would like to see this merger as a new beginning. And I’d like to know what steps that you’re planning on putting in that will treat the drivers as professionals, job security, benefits, that type of thing. I mean, we are the backbone of both companies. And I’d like to see it — this be a turning point for everybody that this actually becomes a career.
It would give you the employees that you want, the retention. You would lose less money on people coming in and getting their CDL through you and then jumping to driving a truck. I know there’s a lot of money lost that way. And you would have larger pools to draw from to have those reliable employees.

Kevin Benson - Laidlaw International, Inc. — CEO
Let me try and answer because you have a lot of questions. First of all, let me be clear. We are not allowed to [sit down] prior to there being an agreement in place, and have any discussion as to what’s going to happen afterwards, not allowed to do that. And so, we’ve had no discussion. That is a priority for us obviously. I’d like to know where [their office] is going to be.
I, like you, would like to know [where I am other] involvement is going to be. That’s why we will be starting as quickly as we can. And Mary Jordan has put in place a communication policy — communication process to get that information out to everyone as quickly as we can. I hope you will all find when you go back to your different places of work today that there are Qs and As [around]. So the information is out there. So as much as we can describe has been described.
I’m hoping for exactly the same thing as you are, that this is an opportunity through the [size of] this company could be to truly continue investing in all the different areas I mentioned the morning. I think one of the first things Mary Jordan said when she joined us was, why do we focus so much on hiring people and not on retaining people.
How do we understand what the market dynamics are, to insure that when we do hire someone we meet the market specifications? That is all work that is ongoing. And perhaps by the time we sit down a year from today, we may both be here. And we may both be a lot more comfortable. I hope so.
Can we just see if there’s anybody else? And I’ll come — so everyone gets a chance. Anybody else with a question? No?

Unidentified Audience Member
Next question on First Student.

Kevin Benson - Laidlaw International, Inc. — CEO
Yes.

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Feb. 09. 2007 / 12:00PM, LI — Laidlaw International, Inc. Shareholders Meeting

Unidentified Audience Member
Now, recently First Student had — in Jackson, Mississippi, they had resigned from their [transportation]. So if they bid — they proceeded to do a new bid, what would happen to Laidlaw and their employees if they take over this bidding, this company? We’re looking at our jobs being depleted. We’re the backbone of the student.
We get — we have — we get the downfall for everything. Management don’t. If something happened on the bus, we the one that’s held for it. A child come on the bus sick, we’re not — they’re not responsible to give us that information that a child’s sick. But a child come on the bus, and we getting TB or cold and this and that. But we’re — we still don’t have any kind of sick leave at all.

Kevin Benson - Laidlaw International, Inc. — CEO
Let me try and answer some of those questions. First of all, we do take responsibility for what happens on the buses. And believe me, the courts hold more people responsible than just the driver. And our objective obviously, is to insure that we provide sufficient training. But let me come back to the point that you started with.
Whether these two companies end up merging or not, does not affect the number of buses on the road. I don’t think anyone who drives a bus here has any cause to be worried. There may be other people here who are far more worried, because clearly the overhead savings that come from no longer being a U.S. public reporting company are significant. I’m afraid to tell you it’s management that will get punished this time, not the drivers. Okay.

Unidentified Speaker
Do we have any other questions?

Unidentified Speaker
[inaudible-microphone inaccessible]

Kevin Benson - Laidlaw International, Inc. — CEO
No, no, no, this is — that’s — this is a forum. If we can’t express our views and get answers here, we never will. So this, this is good. I have no problem.

Nicholas Zomich - — Development Group
Hi. [Nicholas Zomich] from the [Development Group] [we’re] shareholders. Do you have any expectations with respect to when you might see this transaction closing to the extent it’s approved by shareholders?

Kevin Benson - Laidlaw International, Inc. — CEO
We should ask Madame Counsel. It’s a lot closer to legal issues we now have to move our way through. Do you like my formal address, by the way? I’m trying to keep it formal.

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Feb. 09. 2007 / 12:00PM, LI — Laidlaw International, Inc. Shareholders Meeting
Beth Corvino - Laidlaw International, Inc. — Executive Vice President and General Counsel
And I so appreciate that, Kevin.

Kevin Benson - Laidlaw International, Inc. — CEO
You’re welcome.

Beth Corvino - Laidlaw International, Inc. — Executive Vice President and General Counsel
Excuse me, Mr. CEO.

Kevin Benson - Laidlaw International, Inc. — CEO
Thank you.

Beth Corvino - Laidlaw International, Inc. — Executive Vice President and General Counsel
We don’t have an exact date. There is a process to file a preliminary proxy with the SEC to — the SEC has a comment period. And after that, we will mail our definitive proxy. There will be a period of time before the annual meeting—before the special shareholder’s meeting can be called. FirstGroup is going through a similar process according to their UK laws. And there are a number of regulatory approvals to be obtained as well, and conditions for the closing to be met.
Our agreement — merger agreement, will be filed today, and it will be available for anybody who wants to see it. So we can’t predict with certainty. But we’re not talking about weeks. Even the special shareholder’s meeting would take probably two to three months.

Unidentified Speaker
I think we have one more question over here.

Noah Orin - — International Brotherhood of Teamsters
Hi. I’m [Noah Orin].

Kevin Benson - Laidlaw International, Inc. — CEO
Hi.

Noah Orin - — International Brotherhood of Teamsters
I also work at the Teamsters in Capital Strategy.

Kevin Benson - Laidlaw International, Inc. — CEO
Good.

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Feb. 09. 2007 / 12:00PM, LI — Laidlaw International, Inc. Shareholders Meeting

Noah Orin - — International Brotherhood of Teamsters
First Student has recently had a lot of difficulty with — in Columbus, OH. They had to shut down the school district, because they hadn’t performed proper background checks on the drivers. I’m wondering what we’re doing to insure that our reputation will not be tarnished by association with First Student.

Kevin Benson - Laidlaw International, Inc. — CEO
Well, first of all, we should talk about what we do, right. And I think Mary Jordan will probably tell you very clearly what we do in terms of background checks. I can’t speak for First Student. I don’t work for them, never have, and maybe will in the future, maybe won’t. But to the extent we have better processes and procedures or they do, clearly my understanding going into this merger is that the best will emerge. That’s the objective we’ve laid out. So we can teach them something, maybe we’ll be able to do that. And if they can teach us something, we’ll learn from them, too.

Unidentified Speaker
Do we have any other questions?

Kevin Benson - Laidlaw International, Inc. — CEO
Yes.

Unidentified Speaker
Take one from the back here.

Unidentified Audience Member
All this information, what are your views on a positive aspect of the two companies coming together?

Kevin Benson - Laidlaw International, Inc. — CEO
Sure. And I tried to say some of that in my commentary this morning, but I’ll kindly add to it. We are spending this year some $22 million in development costs. Over $10 million of that will be written off. If you’ve followed the market recently, we’ve been punished for some of that. While people like these long-term objectives, they hate to see the short-term write off.
So the stock has gone flat. There’s been some shareholder comments and concerns. And when that happens, a company has to take action. You either stop doing their work, or you have to do something else, or the shareholders will take action. And they’ll speak with their feet. Once that starts, that obviously can be very dangerous.
Our sense was that as FirstGroup shared exactly the same views that we’ve got to utilize our assets better. And our assets are our people, and our assets are our vehicles. And we’re investing in both heavily. Now, this company has never had, Laidlaw, as long as I’ve been here, a senior executive focus just on people. We have such an executive now, very focused just on people.
This 15-year bus, when we first arrived here, we were told ten to 11 years is all you can get out of a bus. That is a huge waste of money. If we’re going to be a big company, if we’re going to carry the overhead of that sort of investment, we’ve got to be

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Feb. 09. 2007 / 12:00PM, LI — Laidlaw International, Inc. Shareholders Meeting
efficient. The more efficient we are, the more contracts we’ll win, the more we’ll grow. And we’ll do it on our basis, not on the competitor’s basis. That’s been the entire [inaudible].
Having the broader base, just thinking of School Bus for the moment because I assume that’s where the questions are, being able to expense those costs to over 60,000 buses instead of 40,000 is an immediate advantage for us as you can see. So, we are very hopeful that there will be some great synergies that will flow between. There will be some cost cutting. And as I just said earlier, that is largely in the overhead side. There will not be a reduction of any bus operating out there.
In fact, if we can do what we want to do, we’ll have more buses out there and being more efficient. You’ve seen our new charter programs that are up and running. Obviously, we’d like to expand that right across both [inaudible]. I start off by saying the opportunity to have that [tie in] terms of how you buy the vehicle, how you inspect the vehicle, how you use the vehicle, and the investment [in the system] all significantly enhanced. So we’re excited by it. I think it will make us a very much more competitive company, and help offset some of this overhead negative that we had to deal with.

Unidentified Speaker
We have one more over here. Wait until I get there.

Kevin Benson - Laidlaw International, Inc. — CEO
I’m glad you’re so interested in our meeting.

Unidentified Audience Member
First off, I’m heartened by some of what was said about retaining and utilizing your assets that you do have, to spring about future successes. And we want to see that Laidlaw drivers, and mechanics, and workers throughout the system are taken care of, and respected and honored for their hard work. And hitting on the bullet points we saw in the presentation, remunerated and retained, no matter what cost goes — through with this — with the merger.
And one of the potential issues that I think some of our workers, and I think, communities fear is, in the areas where there’s multiple service providers, for example, say Los Angeles or the Seattle area. Will there be information in the proxy statements and prospectuses around disclosure about what there may have to be — there’s combined company, will one of the companies have to leave certain areas? We’re looking for that form of disclosure.

Kevin Benson - Laidlaw International, Inc. — CEO
Yes, my sole comment is I don’t think that level of disclosure happens in the proxy statement, because there’s so many regulatory bodies that have to make those decisions. But I’m going to ask Madame Counsel — because I’ll get into trouble very quickly. She may look friendly. She’s not that friendly, if I say what I shouldn’t say. So I’m going to ask her to comment on what’s in the proxy.

Beth Corvino - Laidlaw International, Inc. — Executive Vice President and General Counsel
Unfortunately, I’m not going to say much more, except that level of detail will not be in the proxy. And that is an individual case by case decision. I don’t think we could tell you right now what might happen.

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Feb. 09. 2007 / 12:00PM, LI — Laidlaw International, Inc. Shareholders Meeting
Kevin Benson - Laidlaw International, Inc. — CEO
Not our call. My answer would be I’d like to keep everything. Hi, have we met?

Unidentified Audience Member
Yes. I have another question.

Kevin Benson - Laidlaw International, Inc. — CEO
Yes.

Unidentified Audience Member
You’re speaking about utilizing the buses properly.

Kevin Benson - Laidlaw International, Inc. — CEO
Yes.

Unidentified Audience Member
Okay. Down in New Orleans, we have approximately 200 and something buses. On those buses, we have drivers. But we have no monitors. We have approximately maybe 50 monitors over 200-something buses. And they’re going out. We’re short drivers. And they tell us they cannot hire monitors. We cannot drive the bus and monitor children. We have 72 children on the bus. So, what are you all going to do about getting us some help on the bus, and helping us?
The buses are breaking down. We are bringing children to school, in the middle of a route the bus have broken down. They’re asking us, well, what’s wrong with the bus? We’re stopped. We cannot move. Well, can you just bring them? We had one bus just this week smoking — they just brought it out the garage. It was smoking down and they’re asking, well, why is it smoking? It just left the garage. The mechanic just did what it —

Kevin Benson - Laidlaw International, Inc. — CEO
I’m not sure I can answer your detailed questions here. But what I can tell you is, that New Orleans has been a tough market. You know it. You live there, right. And that started off at, what, 70 buses two or three months ago. And now it’s well over 200. It’s growing incredibly quickly. Everybody is struggling with that rate of growth. We’re trying to train people properly to make sure that when drivers get behind the wheel they feel comfortable and they’re fully trained.
We’re trying to find buses to put in there to meet the needs of the students. Everyone is working hard. Is it the ideal situation? No, it’s not. It’s probably going to take awhile before it gets to be ideal, everyone from the school board all the way down; they’re opening schools on a weekly basis and trying to reallocate routes. So we appreciate the job that’s being done down there. And we’ll continue to work at making it a better job. As to why buses break down, they are mechanical. People get sick. Buses break down despite everyone’s best intentions.

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Feb. 09. 2007 / 12:00PM, LI — Laidlaw International, Inc. Shareholders Meeting
Unidentified Audience Member
That’s true. But also you —

Kevin Benson - Laidlaw International, Inc. — CEO
I don’t want to get into an argument with you. I’m happy to sit with you outside. You’re talking strictly to one area. And this is a general shareholder meeting. So, ask your last question. If you want to sit afterwards, I’d be happy to.

Unidentified Audience Member
In management aspect, they have no respect. They treat their employees real bad down there. What are you all going to do to train your managers to do a respectful [way] towards the employees?

Kevin Benson - Laidlaw International, Inc. — CEO
I can’t comment. I hear your opinion. I’ve been around long enough to know there’s more than one side to the story. We have standards. If our standards are not being met, we’ll obviously work hard to make sure they are met.

Unidentified Speaker
Do we have any other questions?

Kevin Benson - Laidlaw International, Inc. — CEO
No? Okay. Thank you. Thank you, all. And thank you for the questions.

Additional Information and Where to Find It
In connection with the proposed merger and required stockholder approval, Laidlaw International will file with the U.S. Securities and Exchange Commission a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to Laidlaw’s stockholders. Laidlaw’s stockholders are urged to read the proxy statement and other relevant materials when they become available because they will contain important information about the above-described transactions and Laidlaw. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Laidlaw by going to Laidlaw’s Investors page on its corporate website at www.laidlaw.com or by directing a request to Laidlaw International, 55 Shuman Boulevard, Naperville, IL, 60563. Attention: Investor Relations.
Laidlaw and FirstGroup and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Laidlaw in connection with the above-described transactions. Information about Laidlaw and its directors and officers can be found in Laidlaw’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Information about FirstGroup and its directors and officers can be found in FirstGroup’s Annual Reports available on FirstGroup’s Investor Centre page on its corporate website at www.firstgroup.com. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.